Exhibit (c)(4)

Project Motion Process Update Strictly Private and Confidential June 28, 2012

1 Executive Summary and Process Review RBC was engaged on February 29th, 2012 to explore a potential transaction Commencing on April 10th, RBC contacted 18 parties - 14 parties showed potential interest - 9 parties executed an NDA - 8 parties held management meetings and subsequent follow-ups RBC sent bid instruction letters to 4 parties, however, no parties bid at this time - Avago - Dialog - Fairchild - ON RBC remains in dialogue with 2 parties: Marvell and NXP continue to be engaged and are still evaluating A few of the parties who have passed will likely revisit at a later time: Dialog, Murata, ON and Skyworks RBC would like to discuss and review with the Board a summary of the process, selected feedback and potential next steps

2 Process Summary RBC has conducted a fulsome outreach that included 18 potential buyers - 14 potential buyers, or approximately 78% of those contacted, expressed interest 8 potential buyers held management meetings 2 potential buyers continue to evaluate - Marvell has requested a follow-up technology meeting Contacted Evaluated Held Management Meetings Currently Evaluating Process Results 0 2 8 12 18 Bid Submitted PASSED: PASSED: PASSED:

3 Feedback and Key Concerns from Interested Parties that Passed Feedback / Key Concerns - Impressed by what the team has accomplished - Concerned about taking on fab & operations - too far outside current model - Want to stay platform agnostic if there will be growth in sensor MCUs - Took a hard look that included multiple meetings - Feel there is a need for a hard gyro in the near term for high end - Concerned that mobile space is very competitive with little space for new entrants and growth - Company's differentiation difficult for them to grasp - Would like to see new products (mobile and auto) in production and additional Tier 1 wins - Initially very interested - explored technology synergies (stacking power management + MEMS) - Feel there exists heavy reliance on one individual (Yang Zhao) - Concerned about complexity of fab & operations - Would like to see how the Company executes on roadmap and return of revenue growth - Overall, they like the Company and team - Feel there is too much overlap currently with what they are already doing with accelerometers and had difficulty seeing what differentiates the Company's magnetometers - Initially very interested - Explored potential synergies across multiple divisions (mobile, auto, and industrial) - In the end, had difficulty seeing how they grow the business at this time - Feel there is too much risk in light of other projects they have underway - would like to see additional customer traction and how launch of new products is received - Concerned it is going to be difficult to drive integration and it will take longer than expected - Not convinced of growth trajectory of integrated products - Interested in Crossbow assets - Waiting to see how integration of Company's additional products (3D accelerometer and gyroscope) progress and how competition pans out

APPENDIX

Call Log Summary

Project Motion									
Company	Have Contacted	Acknowledged / Evaluating	Sent Teaser	Sent NDA	Executed NDA	Scheduled Mgmt. Mtg.	Held Meeting	Bid Submitted	Not Proceeding
In Process									
Marvell Technology Group Ltd.	●	●	●	●	●	●	●	○	○
NXP Semiconductors NV	●	●	●	●	●	●	●	○	○
Not Proceeding									
Atmel Corporation	●	●	●	●	●	●	●	○	●
Avago Technologies Limited	●	●	●	●	●	●	●	○	●
Broadcom Corp.	●	●	●	○	○	○	○	○	●
Cypress Semiconductor Corporation	●	●	●	○	○	○	○	○	●
Dialog Semiconductor Plc	●	●	●	●	●	●	●	○	●
Dover Corp.	●	●	●	●	●	○	○	○	●
Fairchild Semiconductor International	●	●	●	●	●	●	●	○	●
Freescale Semiconductor Holdings	●	●	●	●	○	○	○	○	●
Infineon Technologies AG	●	●	●	○	○	○	○	○	●
MediaTek Inc.	●	○	●	○	○	○	○	○	●
Microchip Technology Inc.	●	●	●	○	○	○	○	○	●
Murata Manufacturing Co. Ltd.	●	●	●	○	○	○	○	○	●
ON Semiconductor Corp.	●	●	●	●	●	●	●	○	●
QUALCOMM Incorporated	●	●	●	●	●	●	●	○	●
Skyworks Solutions Inc.	●	●	●	●	○	○	○	○	●
Texas Instruments Inc.	●	●	●	●	○	○	○	○	●

5

RBC Capital Markets®